Exhibit 5

[Hogan & Hartson L.L.P. letterhead]

July 23, 2004

Board of Directors

Grande Communications Holdings, Inc.

401 Carlson Circle

San Marcos, Texas 78666

Ladies and Gentlemen:

This firm has acted as counsel to Grande Communications Holdings, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission and relating to (i) resales of up to 136,000 warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), and (ii) the resales or, in certain circumstances, the issuance, of up to 13,645,696 shares of Common Stock, issuable upon exercise of the Warrants (the “Warrant Shares”) in accordance with the Warrant Agreement (as defined below). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Warrant Agreement, dated as of March 23, 2004 (the “Warrant Agreement”), by and between the Company and U.S. Bank National Association (the “Warrant Agent”).

3.	Executed copies of the global warrant certificates, dated as of March 23, 2003, representing the Warrants.

4.	The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on March 19, 2004 and as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	The By-laws of the Company, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	Resolutions of the board of directors of the Company adopted at meetings held on February 19, 2004, March 2, 2004 and March 8, 2004 and resolutions of the

Exhibit 5

Board of Directors

Grande Communications Holdings, Inc.

July 23, 2004

Pricing Committee of the board of directors of the Company adopted at meetings held on March 9, 2004 and March 22, 2004, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to the authorization of the Warrant Agreement, the issuance and sale of the Warrants and the issuance and delivery of the Warrant Shares upon exercise thereof.

8.	A certificate of certain officers of the Company, dated as of the date hereof, as to certain facts relating to the Company.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). For purposes of this opinion letter, we have assumed that (i) the Warrant Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Warrant Agreement and the Warrant Agent has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Warrant Agreement against the Company, (ii) the Warrant Agent has duly authorized, executed and delivered the Warrant Agreement, (iii) the Warrant Agent is validly existing and in good standing in all necessary jurisdictions, (iv) the Warrant Agreement constitutes a valid and binding obligation of the Warrant Agent, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Warrant Agreement and the conduct of all parties to the Warrant Agreement has complied with any requirements of good faith, fair dealing and conscionability, (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Warrant Agreement and (vii) the Warrant Shares will be issued in accordance with the terms of the Warrants and the Warrant Agreement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended; and (ii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws. With respect to clause (ii) above, the opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Documents.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Warrants constitute valid and binding obligations of the Company and (ii) the Warrant Shares, when

Exhibit 5

Board of Directors

Grande Communications Holdings, Inc.

July 23, 2004

issued in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON

HOGAN & HARTSON L.L.P.